STEELE & CO.*
Chartered Accountants
*Representing incorporated professionals

Suite 808
808 West Hastings Street
Vancouver, BC V6C 1C8 Canada

Telephone: (604) 687-8808
Telefax: (604) 687-2702
Email: email@steele-co.ca

INDEPENDENT AUDITOR'S CONSENT

We hereby consent to the incorporation of documents by reference in the reoffer prospectus under cover of Form S-8 Registration Statement August 25, 2003 of Fairchild International Corporation relating to the registration of 10,207,654 common shares, of our independent auditor's report dated February 28, 2003 relating to the financial statements which appear in Fairchild International Corporation's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in the reoffer prospectus which is a part of such Form S-8 Registration Statement.

/s/ Steele & Co.
STEELE & CO

Vancouver, Canada
September 8, 2003